EXHIBIT 10.4

FIRST AMENDMENT OF THE
TRANSITION SERVICES AND SUPPLY AGREEMENT

          This First Amendment of the Transition Services and Supply Agreement (the “First Amendment”) is effective as of March 1, 2013 (the “First Amendment Date”), by and among Medtronic, Inc., a Minnesota corporation (“Licensor”), and Urologix, Inc., a Minnesota corporation (“Licensee”), and amends the Transition Services and Supply Agreement dated as of September 6, 2011, by and among Licensor and Licensee (as amended, the “TSSA”). Capitalized terms not defined in this First Amendment have the meaning given to such terms in the Transition Services and Supply Agreement.

RECITALS

A.

On September 6, 2011, Licensor and Licensee entered into a series of transactions, including entering into the TSSA pursuant to which Licensor agreed, among other things, to be Licensee’s interim distributor of certain products and components relating to the Prostiva RF Therapy System and to assist Licensee with the orderly transition of the Prostiva Business.

B.	The Parties desire to amend the TSSA as set forth below effective on the First Amendment Date.

TERMS OF AGREEMENT

          In consideration of the promises, covenants and other valuable consideration, the sufficiency of which is hereby acknowledged, Licensor and Licensee agree as follows:

          1. Software Support Services. Notwithstanding anything to the contrary contained in the TSSA, Licensor agrees to dedicate one-half of a Licensor full-time employee’s time from the First Amendment Date through and including April 30, 2013, to provide certain additional Transition Services for purposes of supporting the Prostiva Business software development platform transition to Licensee (the “Software Support Services”). The Parties agree that the initial eighty (80) hours of such Software Support Services shall be provided at no cost to Licensee, and thereafter, such support shall be provided at the fee per hour set forth in Section 2.2(b) of the TSSA. From May 1, 2013 through and including July 31, 2013, at the request of Licensee, Licensor agrees to continue to dedicate one-half of a Licensor full-time employee’s time for provision of the Software Support Services at the fee per hour set forth in Section 2.2(b) of the TSSA. The Parties acknowledge and agree that the Software Support Services shall be deemed to be Transition Services within the meaning of the TSSA for all purposes. The Software Support Services shall be provided on an “as is” basis, and Licensor makes no representation or warranty with respect to such services, including without limitation any representation or warranty as to fitness for a particular purpose or merchantability.

          2. Counterparts. This First Amendment may be executed in counterparts, any of which may be executed and delivered via facsimile or other electronic delivery, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

          3. TSSA. Except to the extent provided above, the remaining terms and conditions of the TSSA remain in full force and effect.

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          The duly authorized representatives of the parties have signed this First Amendment effective as of the First Amendment Date.

MEDTRONIC, INC.		UROLOGIX, INC.

By:	/s/ Thomas M. Tefft	By:	/s/ Greg Fluet
Name:	Thomas M. Tefft	Name:	Greg Fluet
Title:	Senior Vice President & President,	Title:	Chief Executive Officer
Neuromodulation

[Signature page to First Amendment of the
Transition Services and Supply Agreement.]